Exhibit 99.1
For Immediate Release

AMERICA’S CAR-MART REPORTS FIRST QUARTER EARNINGS OF $.18 PER SHARE
CHAIRMAN AND CEO T. J. FALGOUT, III TO STEP DOWN AS CHIEF EXECUTIVE OFFICER
WILLIAM H. HENDERSON TO SUCCEED AS CEO

Bentonville, Arkansas (September 6, 2007) - America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the first fiscal quarter ended July 31, 2007.

Highlights of first quarter operating results:

o	Net income of $2.1 million ($.18 per diluted share)
o	Provision for credit losses of 21.8% of sales vs. 22.5% for the first fiscal quarter of 2007 (26.6% for fourth fiscal quarter of 2007 and 29.1% for full year 2007)
o	Accounts over 30 days past due down to 4.1% at July 31, 2007 from 5.6% at July 31, 2006
o	$7.2 million decrease in debt for the quarter, down to $33.7 million. Debt to equity is 27%, and debt to Finance Receivables is 19% at July 31, 2007
o	Revenue decline of 5.6%
o	Retail unit sales decrease of 14.9%

For the three months ended July 31, 2007, revenues decreased 5.6% to $58.7 million compared with $62.2 million in the same period of the prior year. Income for the quarter was $2.1 million or $.18 per diluted share, versus $4.2 million, or $0.35 per diluted share in the same period last year. Retail unit sales were down 14.9%, with 5,847 vehicles in the current quarter, compared to 6,867 in the same period last year. Same store revenue decreased 8.3% during the quarter. Finance Receivables grew by $2.3 million during the quarter or 1.3%, aided by sales of our new Payment Protection Plan product. The allowance for credit losses is 22% of Finance Receivables principal balance at July 31, 2007 compared to 19.2% at July 31, 2006. This increased percentage equates to approximately $5 million in additional reserve to cover future credit losses on a net Receivable base $10 million less than at the end of the first quarter of fiscal 2007.

“Vehicle sales were moderate as we continued to focus significant efforts on underwriting initiatives to enhance the quality of our Finance Receivable portfolio,” said T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car-Mart. “We are very pleased with our credit losses and collections efforts for the first quarter and believe that positive results from our hard work provide proof that we are on the right track. Also, our recent initiatives related to purchasing and sales are beginning to have positive effects, and we expect sales volumes to improve into the future.”

“Once again, credit losses, collections and current receivables all improved as compared to the first quarter of 2007 and as compared to recent quarters. Our average percentage of Finance Receivables current was 81.7% for the quarter compared to 79% for the first quarter of 2007,” stated Mr. Falgout. “We are very pleased with our strong cash flows from operations which have allowed us to pay down our debt by $7.2 million during the quarter and $15.3 million from its high point at the end of October 2006. We continue to be disciplined in requiring higher down-payments at certain dealerships and shorter terms with our loans to ensure we set the customer up for success. These efforts have had a positive effect on our operating cash flows, evidenced by the increase in our collections as a percentage of average Finance Receivables. We will continue to focus on ensuring that we earn an appropriate return on our invested capital on a lot-by-lot basis and that we employ capital appropriately into the future. In addition, we have made significant investments in our infrastructure over the last two years and we believe we are now positioned to leverage these costs to support higher sales and loan volumes.”

“Our new Payment Protection Plan product has been very well received by our customers and we expect to expand sales of this product beyond the states of Arkansas and Alabama, the two states where we sold this product in the first quarter.” said William H. (“Hank”) Henderson, President of America’s Car-Mart. “Sales of this product to our new customers is in excess of 85%, and we have also experienced great sales of this product to our existing customers. This product will help our customers in situations where their vehicle is stolen or totaled. This is another example of Car-Mart being the leader in cultivating repeat customers, the life-blood of our industry.”

“We are very proud of our associates and their efforts during the past several months. We are seeing positive results on the collections side of the business and we anticipate the sales volumes to increase into the future as we focus on better inventory, sales training and the continuation of our pursuit of repeat customers. Additionally, we believe our Payment Protection Plan will draw new customers to Car-Mart,” said Mr. Henderson. “We will continue to work hard at improving our lot level operations and fully expect our financial results to follow accordingly.”

In line with its succession plan, Mr. Falgout will retire as Chief Executive Officer effective at the Company’s annual shareholders’ meeting on October 16, 2007. Mr. Falgout, a major shareholder, will remain as Chairman of the Board of Directors. Effective October 16, 2007, upon Mr. Falgout’s retirement as Chief Executive Officer, Mr. Henderson has been elected and named Chief Executive Officer. Mr. Henderson will also retain the title of President, the position he has held with the Company since 2002.

“On behalf of the Board of Directors, I want to thank Skip for his efforts and contributions to the growth and success of Car-Mart, helping to guide the Company to become America’s largest publicly traded “buy-here/pay-here” company,” stated Mr. Henderson. “I look forward to his future contributions, support and counsel as we continue to move forward.”

“We are all excited about Hank assuming the CEO title,” stated Mr. Falgout. “Hank combines over 21 years of experience at Car-Mart with strong vision and leadership skills, as he has demonstrated these skills in transforming the Company into a multi-state force in the “buy-here/pay-here” segment of the automotive industry.”

Conference Call

Management will be holding a conference call on Thursday, September 6, 2007 at 11:00 a.m. Eastern time to discuss first quarter results. A live audio of the conference call will be accessible to the public by calling (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #3671918.

About America's Car-Mart

America’s Car-Mart operates 93 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management’s view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

____________________________
Contacts:           T. J. (“Skip”) Falgout, III, CEO at (972) 717-3423
                     Jeffrey A. Williams, CFO at (479) 464-9944

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2007	Three Months Ended
	July 31,		vs.	July 31,
	2007	2006	2006	2007	2006
Operating Data:
Retail units sold	5,847	6,867	(14.9)%
Average number of stores in operation	92.0	86.7	6.1
Average retail units sold per store per month	21.2	26.3	(19.4)
Average retail sales price	$8,407	$7,913	6.2
Same store revenue growth	-8.3%	1.9%
Net charge-offs as a percent of average Finance Receivables	6.4%	6.1%
Collections as a percent of average Finance Receivables	17.1%	16.0%
Average percentage of Finance Receivables-Current	81.7%	79.0%
Average down-payment percentage	7.6%	5.3%

Period End Data:
Stores open	92	88	4.5%
Accounts over 30 days past due	4.1%	5.6%
Finance Receivables, gross	$180,801	$191,487	(5.6)%

Operating Statement:
Revenues:
Sales	$52,863	$56,338	(6.2)%	100.0%	100.0%
Interest income	5,844	5,853	(0.2)	11.1	10.4
Total	58,707	62,191	(5.6)	111.1	110.4

Costs and expenses:
Cost of sales	31,538	31,336	0.6	59.7	55.6
Selling, general and administrative	11,195	10,470	6.9	21.2	18.6
Provision for credit losses	11,519	12,655	(9.0)	21.8	22.5
Interest expense	810	902	(10.2)	1.5	1.6
Depreciation and amortization	274	232	18.1	0.5	0.4
Total	55,336	55,595	(0.5)	104.7	98.7

Income before taxes	3,371	6,596		6.4	11.7

Provision for income taxes	1,230	2,441		2.3	4.3

Net income	$2,141	$4,155		4.0	7.4

Earnings per share:
Basic	$0.18	$0.35
Diluted	$0.18	$0.35

Weighted average number of shares outstanding:
Basic	11,875,782	11,850,796
Diluted	11,967,690	11,983,528

America’s Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	July 31,			April 30,
	2007			2007

Cash and cash equivalents	$238			$257
Finance receivables, net	$141,488			$139,194
Total assets	$174,272			$173,598
Total debt	$33,676			$40,829
Stockholders' equity	$126,140			$123,728
Shares outstanding	11,878,115			11,874,708

Finance receivables:
Principal balance	$180,801			$178,519
Deferred Revenue - Payment Protection Plan	$(2,302)			$-
Allowance for credit losses	(39,313)	(a	)	(39,325)	(a	)

Finance receivables, net of allowance & deferred revenue	$139,186			$139,194

Allowance as % of net principal balance	22.02%			22.03%

(a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance Receivables.

Changes in allowance for credit losses:
	Three Months Ended
	July 31,
	2007			2006
Balance at beginning of year	$39,325			$35,864
Provision for credit losses	11,519			12,655
Net charge-offs	(11,493)			(11,566)
Change in allowance related to purchased accounts	(38)			236

Balance at end of period	$39,313			$37,189